Exhibit 99.1

Pennsylvania American Water Receives PUC Approval to Purchase Butler Area Sewer Authority Wastewater System

Mechanicsburg, Pa. (Nov. 9, 2023) – Today, Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), received approval from the Pennsylvania Public Utility Commission (PUC) to purchase the Butler Area Sewer Authority (BASA) wastewater system for $230 million. The approval follows a settlement agreement reached in August between the Office of Consumer Advocate, Office of Small Business Advocate, and Bureau of Investigation and Enforcement of the PUC.

The settlement agreement approved today will significantly expand the company’s assistance programs to further address affordability. As part of the agreement, Pennsylvania American Water will nearly double its shareholder contribution to the hardship grant program, increasing the fund by $3.5 million over five years. The agreement also expands the program’s income eligibility criteria from 200 to 250 percent of Federal Poverty Income Guidelines, resulting in an estimated 52,900 additional water and 8,800 additional wastewater customers being eligible to receive bill assistance grants. The agreement also benefits commercial customers by establishing a payment arrangement program for commercial customers – previously only available to residential customers.

Upon taking ownership, Pennsylvania American Water will make necessary treatment and collection system upgrades to improve the wastewater system, which are expected to total more than $75 million. As part of the agreement, Pennsylvania American Water will offer employment to all of BASA’s employees, maintain the existing BASA operations center for a minimum of 10 years, assume BASA’s planned capital improvement projects utilizing qualified Butler area contractors, and adopt BASA’s rates at closing without any changes for a minimum of one year.

Pennsylvania American Water expects to close on the acquisition by the end of 2023.

The BASA system serves nearly 15,000 customer connections over 32.5 square miles, including the City of Butler; parts of East Butler Borough; and parts of the Townships of Butler, Center, Connoquenessing, Summit and Oakland. Pennsylvania American Water is already the drinking water service provider to approximately 19,500 customers in the region, and its predecessor companies have served the Butler area since the late 1800s.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X (formerly Twitter) and Instagram.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.3 million people.

Media Contact:
Laura Martin
Sr. Director, Government & External Affairs
C: 304-932-7158
E: laura.martin@amwater.com

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